UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 23, 2018

Date of report (Date of earliest event reported)

Leap Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37990	27-4412575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47 Thorndike Street, Suite B1-1 Cambridge, MA	02141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (617) 714-0360

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2018, Leap Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Raymond James & Associates, Inc. and Ladenburg Thalmann & Co. Inc., as representatives of the several underwriters listed therein (the “Underwriters”), relating to the issuance and sale in an underwritten public offering by the Company of 1,866,667 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The public offering price for each share of Common Stock is $7.50.

The Underwriters have agreed to purchase the shares of Common Stock from the Company pursuant to the Underwriting Agreement at a price of $7.05 per share, representing a 6.0% discount from the public offering price. Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 280,000 shares of Common Stock. The net proceeds to the Company from the Offering are expected to be approximately $12.8 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, assuming no exercise by the Underwriters of its option to purchase additional shares of common stock. The transactions contemplated by the Underwriting Agreement are expected to close on March 27, 2018, subject to the satisfaction of customary closing conditions. Raymond James & Associates, Inc. and Ladenburg Thalmann & Co. Inc. are acting as book-running managers for the offering.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include, without limitation, funding new clinical trials of DKN-01 and TRX518 and the continuation of ongoing studies, capital expenditures, working capital and general and administrative expenses.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

As part of the Underwriting Agreement, subject to certain exceptions, certain of the Company’s officers, directors and five percent shareholders agreed not to sell or otherwise dispose of any of the Company’s Common Stock held by them for a period ending 60 days after the date of the Underwriting Agreement without first obtaining the written consent of Raymond James & Associates, Inc. and Ladenburg Thalmann & Co. Inc.

A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report and is incorporated herein by reference.  The foregoing description of the Underwriting Agreement does not purport to be complete and the terms of the Underwriting Agreement are subject to, and qualified in their entirety by reference to, the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

The Common Stock is being offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333-223419) filed with the Securities and Exchange Commission (the “SEC”) on March 2, 2018 and declared effective by the SEC on March 16, 2018 as supplemented by a preliminary prospectus supplement filed with the SEC on March 22, 2018 and a final prospectus supplement to be filed with the SEC pursuant to Rule 424(b) under the Securities Act. A copy of the opinion of

Morgan, Lewis & Bockius LLP relating to the legality of the issuance and sale of the shares of Common Stock in the offering is attached as Exhibit 5.1 hereto.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
1.1

Underwriting Agreement, dated March 23, 2018, by and among Leap Therapeutics, Inc. and Raymond James & Associates, Inc. and Ladenburg Thalmann & Co. Inc., as representatives of the underwriters named therein

5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leap Therapeutics, Inc.

Dated: March 23, 2018	By:	/s/ Douglas Onsi
	Name:	Douglas Onsi
	Title:	Chief Financial Officer, General Counsel, Treasurer and Secretary